Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report, dated February 2, 2000, on the Howe-Baker International, Inc. and Subsidiaries consolidated balance sheet as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years ended December 31, 1999, and to all references to our Firm included in this registration statement.

/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP
Chicago, Illinois

June 12, 2002